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                                        CONTACTS: David R. Fluhrer
                                                  Vice President-Communications
                                                  (516) 844-7590
                                                  olsten.comms@olsten.com
                                                  -----------------------
                                                  www.olsten.com
                                                  --------------
                                                  Anthony J. Puglisi
                                                  Executive Vice President and
                                                  Chief Financial Officer
                                                  (516) 844-7110
FOR IMMEDIATE RELEASE
---------------------

              OLSTEN CORPORATION PLANS FIRST QUARTER SPECIAL CHARGE
                 FOR SETTLEMENT OF FEDERAL GOVERNMENT INQUIRIES
                          AND REALIGNMENT OF BUSINESSES

Melville, NY, March 30, 1999 -- Olsten Corporation today announced plans to take a special charge of approximately $70 million, net of tax, or $ .86 per share, for the first quarter ended April 4, 1999, to provide for settlement of two Federal investigations focusing on certain of the Company's Medicare cost reports and transactions with Columbia/HCA Healthcare Corp., and also to provide for realignment of Olsten's business units to lower the Company's cost base, improve efficiencies and refocus its marketing efforts.
        "Today's announcement positions Olsten to move forward and intensify its focus and corporate resources in building on our strengths, improving financial performance and enhancing shareholder value," said President and Chief Executive Officer Edward A. Blechschmidt. "We believe the realignment of our Staffing and Health Services operations should go a long way to improve our efficiency and profitability in the months ahead.
        "After almost two years of investigations, we are pleased to have positioned ourselves to put these government inquiries behind us," he said. "In a company that has had an exemplary record of both ethical conduct and service excellence spanning nearly 50 years, we remain committed to the highest ethical and medical standards in the conduct of our business. We will tolerate no less from anyone who represents our Company or seeks to do business with us."
        The Company said it has reached an understanding - subject to the execution of formal settlement documents and the satisfaction of certain conditions -- on a proposed settlement with the U.S. Department of Justice to settle the two Federal investigations referenced above, under which Olsten will pay $61 million, including approximately $10 million in fines and penalties, and Kimberly Home Health Care, a Company subsidiary, will plead guilty to violation of certain Federal criminal statutes. Blechschmidt said that since the agreement is not yet final, the Company has agreed with the Department of Justice not to elaborate further on the proposed settlement. However, he noted that neither the investigations nor the proposed settlement involve any issues relating to the quality of care provided to patients, as evidenced by Olsten Health Services' consistently high patient satisfaction ratings, nor would they cause any interruptions in Olsten Health Services' future ability to provide for patients.




                                     -more-
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        Olsten  Corporation  has been  assisting the  Government in its Medicare investigations for more than 18 months. The Company has significantly enhanced its already strong compliance programs covering all of its business lines. For instance, in late 1998, Olsten appointed a corporate-level Chief Compliance Officer -- reporting to the Audit Committee of the Board of Directors -- to help ensure both maintenance and enhancement of high ethical standards in an increasingly complex health care regulatory environment, as well as in Olsten's other businesses.
        Blechschmidt said the realignment measures in North American Staffing Services include an eight percent reduction and/or consolidation of Olsten's branch network of approximately 400 offices in the United States and Canada to achieve greater efficiency through lower real estate costs and the reduction of overhead. Entirely new information systems - anticipated to be the best and most advanced in the staffing industry - will result in increased efficiencies and allow Olsten to further consolidate various support operations and improve responsiveness to clients. The new systems are expected to improve the Company's effectiveness by bringing such enhancements as Internet recruiting closer to Olsten's recruiters and job candidates, allowing Olsten to redeploy its resources to enhance its ability to serve customers' needs.
        Olsten Health Services' realignment encompasses exiting the hospice business and a number of home medical equipment markets, as it relies instead on the cost-effective outsourcing of these services to qualified vendors; closing or consolidating 15 additional nursing branch offices in various parts of the country; and continuing the streamlining of support operations for billing and
collection.   All  of  these  measures  expand  upon  Olsten  Health   Services'
comprehensive restructuring and recovery program launched in 1998.
        Blechschmidt   noted  that  while  Olsten   anticipates   first  quarter
double-digit revenue growth for each of its businesses Staffing Services, Information Technology Services and Health Services -- the realignment of certain operations, combined with tighter profit margins in U.S. Staffing Services and continued profit pressure in Health Services, will likely result in the Company reporting first quarter 1999 operating earnings of approximately $
 .10 per share.
        Olsten Corporation (NYSE:OLS), with 1,500 offices on three continents, is an acknowledged leader in each of its businesses. The Company operates more than 1,000 staffing offices - providing staffing solutions and assignment employees to business, industry and government - in North America, Latin America
and  Europe  under  Olsten  Staffing  Services  and  related  brands.   Olsten's
information technology division, IMI Systems, provides design, program and maintenance of computer systems, including focused solutions for applications management, quality assurance and enterprise support services to clients in North America and Western Europe. Olsten Health Services, with more than 400 offices in the United States and Canada, provides health care Network Services and caregivers for home health care; home infusion and other therapies; and
marketing and distribution solutions for pharmaceutical, biotechnology and medical device firms.
        In 1998,  Olsten  Corporation  achieved  revenues  of $4.6  billion  and
employed    approximately   700,000   people   serving   approximately   600,000
client/patient accounts.
        Information contained in this news release, other than historical information, should be considered forward-looking, and is subject to various risk factors and uncertainties. For instance, the Company's strategies and operations involve risks of competition, changing market conditions, changes in laws and regulations affecting our industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those in any forward-looking statements.


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